Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Orchid Cellmark Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-60582, No. 333-85550, No. 333-98825, and No. 333-105732) and on Form S-8 (No. 333-53118, No. 333-76744, No. 333-126227, and No. 333-146002) of Orchid Cellmark Inc. of our report dated March 15, 2007, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Orchid Cellmark Inc. and subsidiaries for the year ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of Orchid Cellmark Inc.

/s/ KPMG LLP

Princeton, New Jersey March 16, 2009